EXHIBIT 99.1

 MENTOR CORPORATION ANNOUNCES SHAREHOLDERS' MEETING RESULTS AND ADJOURNMENT; DECLARES QUARTERLY CASH DIVIDEND

SANTA BARBARA, California, September 16, 2008--Mentor Corporation (NYSE:MNT) announced today that at its annual meeting of shareholders convened on September 15, 2008.  Joshua H. Levine, Michael L. Emmons, Walter W. Faster, Margaret H. Jordan, Katherine S. Napier, Burt E. Rosen and Joseph E. Whitters were all re-elected to the Mentor Board of Directors.  All directors hold office until the next annual meeting of shareholders or until their successors are duly elected and qualified.  In addition, the shareholders approved the proposed reorganization of Mentor Corporation into a Delaware holding company structure under which Mentor Corporation would become a subsidiary of Mentor International Holdings, Inc. and ratified the selection of Ernst & Young LLP as Mentor's independent registered public accounting firm.

The meeting was also called for the purpose of approving the amendment and restatement of the Mentor Corporation 2005 Long-Term Incentive Plan such that, among other things, the aggregate number of shares of the Company's common stock available for grant is increased by 2,500,000 shares.  With respect to grants made from the increased share reserve, we have adopted a policy that will limit grants of awards other than stock options and stock appreciation rights to no more than 35% of the increased share reserve.  Approval of this proposal requires the approval of a majority of the voting power of the outstanding shares present and entitled to vote on this matter.  Therefore, abstentions have the same effect as votes against such proposals.  Broker non-votes as to this proposal are not deemed shares entitled to vote on the proposal, and will not be counted as votes for or against the proposal or included in the calculation of the number of votes necessary for approval of the proposal.  As of the time of the meeting, approximately 49% of the votes cast had been cast in favor of the proposal, with a substantial number of broker non-votes and other shares not represented in the voting.  After considering the importance of the matter, the number of votes not cast and the fact that shareholders represented at the meeting were so closely divided on the proposal, shareholders present at the meeting approved a motion presented by management to adjourn and reconvene the meeting to allow additional time to solicit proxies from those shareholders who had not voted on the proposal.

Mentor's annual meeting is adjourned to September 29, 2008, at 10:00 a.m. local time, at Mentor's main office, located at 201 Mentor Drive, Santa Barbara, CA 93111.  Shareholders who have not voted on the proposal to approve the amendment and restatement of the Mentor Corporation 2005 Long-Term Incentive Plan are encouraged to do so promptly.  For shareholders who have voted on this proposal, no additional action is required.  Proxies may be submitted or revoked any time prior to the adjourned meeting on September 29, 2008.  To request an additional proxy card, please contact Joseph A. Newcomb or Michael O'Neill at (805) 879-6000.

Shareholders and other investors are urged to read the proxy statement, which contains important information that should be read carefully before any decision is made with respect to this proposal.  The Proxy Statement/Prospectus was filed under a Form 8-K, dated August 7, 2008, and can be reviewed on the SEC's website at http://www.sec.gov.

The Company also announced that its Board of Directors has declared a quarterly cash dividend of $0.20 per share for the Company's second quarter, fiscal year 2009, payable on October 16, 2008 to shareholders of record as of September 25, 2008.

About Mentor Corporation
 Mentor is a leading supplier of medical products for the global aesthetic market.  The Company develops, manufactures, and markets innovative, science-based products for surgical and non-surgical medical procedures that allow patients to retain a more youthful appearance and improve their quality of life.  The Company's website is www.mentorcorp.com.

Safe Harbor Statement
All statements included or incorporated by reference in this release, other than statements or characterizations of historical fact, are forward-looking statements.  These forward-looking statements are based on our current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by us.  These forward-looking statements speak only as of the date hereof and are based upon the information available to us at this time.  Such information is subject to change, and we will not necessarily inform you of such changes.  These statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that are difficult to predict.  Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statement as a result of various factors.

The Securities and Exchange Commission filings of Mentor, including, without limitation, its Annual Report on Form 10-K, subsequent quarterly report on Form 10-Q, and recent Current Reports on Form 8-K, discuss important risk factors that could contribute to such differences or otherwise affect its business, results of operations and financial condition.  Mentor undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

Contact:

Mentor Corporation
Michael O'Neill
Vice President and Chief Financial Officer
(805) 879-6082

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